Exhibit 10.4

Form of Transition Services Agreement

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July [●], 2024, is between SELCT MEDICAL CORPORATION, a Delaware corporation (“Select”), and CONCENTRA GROUP HOLDINGS PARENT, INC., a Delaware corporation (“Concentra”).

WHEREAS, pursuant to the Separation Agreement, dated as of [●], 2024 (the “Separation Agreement”), between Concentra and Select, Select intends, among other things, to separate into two independent, publicly-traded companies: (a) Select, which will own and conduct, directly and indirectly, the Select Business, and (b) Concentra, which will own and conduct, directly and indirectly, the Concentra Business; and

WHEREAS, effective upon the date hereof, Concentra desires to purchase from Select, and Select is willing to provide to Concentra, the Services (as defined below), in order (i) to facilitate Concentra’s operation of the Concentra Business after the Separation Date and (ii) to provide Concentra the opportunity to obtain alternate sources of such services within a reasonable time after the Separation Date.

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.         Defined Terms.

Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Separation Agreement.

ARTICLE II

Services to be Provided

Section 2.01.         Provision of Services.

(a)  Services. Pursuant to the terms and conditions of this Agreement (including the Exhibits hereto), Select shall provide, directly or through one or more Affiliates or Service Providers (as defined below), and Concentra shall purchase, the services described in the Transition Services Schedule described in Exhibit A hereto (the “Services”). Select shall, directly or through one or more Affiliates or Service Providers, provide each Service consistent with the performance standard set forth in Section 2.04.

(b)    Service Providers. Select may, at its option and from time to time, delegate any of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Service Provider”) in connection with the performance of the Services; provided, however, that Select shall remain ultimately responsible for ensuring that its obligations with respect to the manner, scope, time frame, nature, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Service Provider and shall be liable for any failure of an Affiliate or Service Provider to so satisfy such obligations (or if any such Affiliate or Service Provider otherwise breaches any provision hereof).

Section 2.02.         Service Amendments and Additions.

(a)    Omitted Services. From time to time, Concentra may request that Select provide additional services that are not Services that (i) were provided to the Concentra Business within the twelve (12) month period prior to the Separation and (ii) are reasonably necessary for the operation of the Concentra Business, as conducted during the twelve (12) month period prior to the Separation (“Omitted Services”). In the event that Concentra requests an Omitted Service, Select shall use commercially reasonable efforts to provide such Omitted Service to Concentra.

(b)    Additional Services. From time to time, Concentra may also request that Select provide additional services that are not Services and that are not Omitted Services (“Additional Services”). In the event that Concentra requests an Additional Service, Select may elect in its sole discretion to provide such Additional Service.

(c)    Amendments to Service Exhibit. Any request for an Omitted Service or an Additional Service shall be in writing and shall specify the type and scope of the requested service, whether such requested service constitutes an Omitted Service or an Additional Service and the proposed term for the requested service. If Select is to provide an Omitted Service or an Additional Service pursuant to this Section 2.02, Select and Concentra shall in good faith negotiate an amendment to Exhibit A hereto, which will describe in detail the type and scope of the service and the applicable Service Period (as defined below) and Service Fee (as defined below); provided, that the Service Fee payable for any Omitted Service shall be calculated in a manner consistent with the methodology used to calculate the Service Fees payable for the Services included on Exhibit A hereto. Once agreed to in writing, such amendment shall be deemed part of this Agreement as of such date and the applicable Omitted Service or Additional Service shall be deemed to be a “Service” hereunder.

(d)    Recipient-Requested Changes to Existing Services. If Concentra requests that the level or volume of any Service be increased in scope beyond that provided to the Concentra Business during the twelve (12) month period prior to the Separation or that the manner in which any Service is provided be changed from that provided to the Concentra Business during the twelve (12) month period prior to the Separation, Select will use commercially reasonable efforts to increase the level or volume of such Service or change the manner in which such Service is provided to extent commercially practicable; provided, that in no event shall Select be required to materially increase the level or volume of any Service or, unless required for such Service to be in compliance with applicable Law, materially change the manner in which any Service is provided. If Select increases the level or volume of such Service or changes the manner in which such Service is provided pursuant to this Section 2.02(d), any and all fees associated with such increase or change shall be negotiated in good faith and agreed upon between Concentra and Select.

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(e)    Provider-Directed Changes to Existing Services. Select may, from time to time, make changes in the manner of providing a Service (i) if Select is making similar changes in performing the same or substantially similar service for itself or its Affiliates or (ii) to the extent required for the provision of such Service to be in compliance with applicable Law; provided, however, that, except as otherwise expressly set forth in this Section 2.02(e) or in Exhibit A hereto, any such changes may not decrease the scope, Service Period, nature, quality or level of any such Service or increase the Service Fee for any such Service; provided, further, that if any such changes actually increase the cost of providing such Service, Select may increase the Service Fee to the extent of such increase in cost. For the avoidance of doubt, if changes in the manner of providing a Service are required for the provision of such Service to be in compliance with applicable Law, the provisions of Section 5.02 shall apply with respect to such Service until and unless Select effects such changes.

Section 2.03.         Lead Coordinators. Select and Concentra shall each designate a lead coordinator to coordinate the provision of Services pursuant to this Agreement (the “Lead Coordinators”). The Lead Coordinators shall hold review meetings by telephone, video conference or in person, as mutually agreed upon by the Lead Coordinators, approximately once per month to discuss matters related to this Agreement, including (i) any issues relating to the provision of the Services, (ii) to the extent Service changes are to be implemented, the implementation of such changes and (iii) any measures to be taken to provide that the employees of the parties responsible for providing the Services in accordance with Section 2.04 view such responsibilities as a required part of their job functions. The names and contact information of each party’s initial Lead Coordinator are set forth in Exhibit B. Each party may replace its appointed Lead Coordinator at any time upon written notice to the other party. Each party’s Lead Coordinator may, by written notice to his or her counterpart hereunder, appoint one or more subordinate representatives for the responsibility of individual Services and delegate such Lead Coordinator’s authority under this Agreement to such delegated individual(s). No such Lead Coordinator or delegate shall have the authority to amend this Agreement or any exhibit attached hereto in any respect.

Section 2.04.         Performance Standard. Select shall perform, or shall cause its applicable Affiliates or Service Providers to perform, the Services in compliance with applicable Laws, in a professional and workmanlike manner and at a quality level and in a manner consistent with that provided to the Concentra Business during the twelve (12) month period prior to the Separation.

Section 2.05.         Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 2.05, SELECT MAKES NO IMPLIED REPRESENTATION OR WARRANTY CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELECT, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SERVICE PROVIDERS, HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

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Section 2.06.         Consents. Select and Concentra shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to promptly obtain any third party consents, approvals, licenses or authorizations that the parties mutually agree are required for the provision of any Service (each, a “Consent”); provided, that neither Select nor Concentra shall be obligated to incur any out-of-pocket fees, costs or expenses to obtain any such Consent; provided, further, that if any out-of-pocket fees, costs or expenses must be incurred in order to obtain a Consent, and Concentra wishes that such Consent be obtained, such fees, costs and expenses shall be borne by Concentra. If any such consent, approval, license or authorization is not obtained promptly after the date of this Agreement and the absence thereof shall prevent or limit Select or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event Select shall not be required to provide (or arrange for the provision of), and Concentra shall not be required to pay for, the relevant Services to the extent so limited, restricted or regulated. Select shall give Concentra prompt notice of any such event, and thereafter the parties shall cooperate in good faith to minimize any adverse consequences to Concentra (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. Select shall perform such mutually satisfactory alternative arrangement and Concentra shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.

Section 2.07.         Transition. Select and Concentra shall, and shall cause their respective Affiliates (and, with respect to Select, shall cause its Service Providers) to, use commercially reasonable efforts to exit, transition, migrate and integrate each Service as reasonably required to allow Concentra to operate the business processes that form part of each such Service on a standalone basis (“Transition”) as soon as reasonably practicable following the date hereof and, in any event, prior to the end of the relevant Service Period. Concentra shall use commercially reasonable efforts to establish its own functions (including IT systems) to enable timely Transition; provided, that if Concentra requests Select’s assistance therewith, and Select agrees to provide such assistance, Concentra and Select shall agree upon a statement of work setting forth the scope of the work to be performed by Select and the amounts payable by Concentra with respect thereto. Select and Concentra shall, and shall cause their respective Affiliates (and, with respect to Select, shall cause its Service Providers) to, provide to the other such documentation, information and assistance as reasonably required to enable the other to complete its responsibilities with respect to the Transition of the Services.

ARTICLE III

Term; Fees

Section 3.01.         Service Term; Extensions. The term of provision of each Service shall begin on the Separation Date and continue for the period set forth in Exhibit A (for each Service, as may be extended pursuant to this Section 3.01, the “Service Period”), and, notwithstanding anything to the contrary herein (including on Exhibit A), shall not extend beyond the applicable the date set forth on Exhibit A that is no more than 24 months following the Distribution Date (unless a later date is set forth with respect to such Service on Exhibit A) (“Service Period Deadline”). If, notwithstanding Concentra’s compliance with Section 2.07, Concentra reasonably determines that it will require a Service to continue beyond the end of the applicable Service Period (or a subsequent extension period) in order to complete the Transition of such Service without business interruption, Concentra may request that Select extend the Service Period for such Service for a desired extension period (each, a “Service Extension”) by written notice to Select no less than 60 days prior to the end of the then-current Service Period (unless a different notice period is expressly set forth with respect to such Service in Exhibit A hereto). Select shall respond to any such request for a Service Extension within 15 days of receipt and shall use commercially reasonable efforts to grant such Service Extension request; provided, that (i) Select shall not be required to grant any Service Extension that would result in a Service Period extending beyond the Service Period Deadline and (ii) Select shall be required to grant any Service Extension that is expressly contemplated with respect to an applicable Service in Exhibit A hereto and that does not extend beyond the Service Period Deadline. If a Service Extension is so granted with respect to a Service, the applicable Service Fee for such Service during the period of the Service Extension shall be increased by a surcharge of 10%, unless a different amount is expressly set forth with respect to such Service Extension in Exhibit A hereto.

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Section 3.02.         Termination.

(a)    Termination for Breach. If any party hereto materially breaches any of its respective obligations under this Agreement, the non-breaching party may terminate this Agreement with respect to the Service or Services to which such obligations apply, so long as (i) the non-breaching party shall have delivered written notice of such breach to the breaching party, (ii) the periods for resolution of any Dispute relating to such breach set forth in Section 11.05(b) herein and in Sections 11.02(b) and 11.02(c) of the Separation Agreement shall have expired and (iii) such breach shall not have been cured within 30 days following the end of such periods. The termination of this Agreement with respect to any Service pursuant to this Section 3.02(a) shall not affect the parties’ rights or obligations under this Agreement with respect to any other Service.

(b)    Early Termination of Services. Except as otherwise agreed to by the parties, Concentra may terminate any Service, in whole but not in part (it being understood that the termination of any Service will also result in the termination of those Services that have the same “Transition Category” as such Service as set forth on Exhibit A). Concentra must provide Select with at least 60 days’ prior written notice of such early termination (unless a different notice period is expressly set forth with respect to such Service on Exhibit A hereto), which shall become effective on the last day of the month in which such 60 day prior written notice period concludes.

(c)    Partial Termination of Services. Notwithstanding anything to the contrary in Section 3.02(b), Concentra may partially terminate certain Services in accordance with the partial termination rules set forth with respect to such Services on Exhibit A. Concentra must provide Select with at least 60 days’ prior written notice of such partial termination (unless a different notice period is expressly set forth with respect to the terminating Service on Exhibit A hereto), which shall become effective on the last day of the Service Month in which such 60 day prior written notice period concludes. Upon the partial termination of any Service, Select and Concentra shall work together in good faith to determine the applicable adjustment to the Service Fee for such Service category.

(d)    Effect of Termination. In the event of any termination of this Agreement in its entirety or with respect to any Service, each party hereto shall remain liable for all of their respective obligations that accrued hereunder prior to the effective date of such termination, including all obligations of Concentra to pay any Service Fees accrued and payable to Select hereunder.

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Section 3.03.         Service Fees and Reimbursement Expenses. The monthly fee for providing each Service shall be as set forth in Exhibit A (each such fee, a “Service Fee”), subject to any increase pursuant to Section 2.02, Section 3.01 and this Section 3.03. In addition, Concentra shall reimburse Select monthly for any Reimbursement Expenses (as defined below in Section 4.01(b) incurred.

ARTICLE IV

Invoices; Taxes; Payment

Section 4.01.         Invoices.

(a)    As compensation for the Services to be provided by Select to Concentra hereunder, Concentra shall pay to Select the Service Fees set forth on Exhibit A hereto (as may be amended by the parties from time to time) for each fiscal year during the Service Period. The Service Fees shall be paid in equal installments on a monthly basis in accordance with Section 4.01(c), subject to any adjustments as set forth in this Agreement. Concentra shall also bear all reasonable and documented one-time costs and expenses, if any, incurred following the Separation by Select, its Affiliates and Service Providers in order to enable the provision of each Service (“One-Time Costs”). If at any time Select believes that the Service Fee for a specific Service on Exhibit A is materially insufficient to compensate it (or the applicable member of the Select Group) for the cost of providing such Service, or Concentra believes that the Service Fee for a specific Service on Exhibit A materially overcompensates Select (or the applicable member of the Select Group) for such Service, such party shall promptly notify the other party, and the parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the Service Fee for such Service for future periods. The Service Fees payable hereunder shall increase annually by 5% at the beginning of each calendar year, i.e., January 1, 2025, January 1, 2026, and if applicable due to a service term extension, at the beginning of any future calendar year.

(b)    In addition to the Service Fees, Concentra will also reimburse Select for any out-of-pocket expenses incurred by Select on behalf of Concentra or its subsidiaries or controlled affiliates in connection with the performance of the Services (the “Reimbursement Expenses”), including any expenses associated with the use by Select of Select’s corporate airplane on behalf of the Concentra.

(d)    Concentra shall also pay Select a fixed fee for any Rent and proportional operating expenses for use of space at the Select corporate facility.

(e)    On or before the fifteenth (15th) day following the last day of each calendar month, Select will invoice Concentra for the Service Fees and Reimbursement Expenses rendered during such prior month. Concentra will pay the invoiced amounts within fifteen (15) days of receipt of the invoice, except for amounts subject to a bona-fide and reasonable dispute with respect to which the Concentra has provided written notice to Select, including a detailed description of the basis for the dispute, prior to the date such amounts were due. Payment shall be made by wire transfer of immediately available funds to an account specified in writing by Select or by such other method as Select may direct.

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(f)    The Service Fees and Additional Fees are exclusive of any sales, use, excise, value-added or similar taxes that may be imposed on the provision of the Services by any federal, state, municipal, or other U.S. or foreign taxing authority. Select will separately list any such taxes on the applicable invoices and the Concentra will be responsible for and pay such taxes.

(g)    Select may assess a late payment fee on any invoiced amount that is not paid when due (except to the extent subject to a good faith dispute, at the rate of 7.0% per annum or the highest rate then permitted by applicable Law (whichever is lower), from and after the date on which the invoice first became overdue; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute, and that a resolution in favor of Concentra shall not result in the incurrence of any late-payment interest charges.

Section 4.02.         Taxes. Concentra shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes and together with any interest, penalties and additions to tax) (“Sales Taxes”) imposed by applicable Taxing Authorities attributable to the supply of Services to Concentra, performance of Services by any Service Provider or any payment for Services hereunder, whether or not such Sales Taxes are shown on any invoice; provided that Select shall be responsible for any tax-related interest and penalties or additions attributable to a failure by Select to comply with applicable Law. If Select or any of its Affiliates or Service Providers is required to pay any part of such Sales Taxes (other than tax-related interest, penalties and additions to tax attributable to a failure by Select to comply with applicable Law), Concentra shall reimburse Select or the applicable Affiliate or Service Provider for such paid Sales Taxes.

Section 4.03.         Withholding Taxes. In the event that applicable Law requires that any amount be withheld from any payment under this Agreement or any Local Services Agreement, Concentra shall withhold such amounts and pay such amounts over to the applicable Taxing Authority in accordance with the requirements of the applicable Law. As soon as practicable after any such payment, Concentra shall deliver to Select the original or certified copy of the receipt issued by the applicable Taxing Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Select.

Section 4.04.         Cooperation. Select and Concentra shall, and shall cause their respective Affiliates to, reasonably cooperate with each other (and, as applicable, the Service Providers) to minimize Sales Taxes to be paid with respect to this Agreement and any amounts withheld pursuant to Section 4.04, to the extent legally permissible.

Section 4.05.         Select Designation of Affiliates and Service Providers. Select shall have the right to designate upon not less than 10 days’ prior notice to Concentra that one or more Affiliates or Service Providers directly receive certain of the Service Fees and other amounts that become payable to Select hereunder.

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ARTICLE V

Suspensions; Operation and Use of Select Facilities; IT Systems

Section 5.01.         Select Suspensions. Concentra acknowledges that Services may, from time to time, in the reasonable discretion of Select, be interrupted, suspended, allocated, reduced, altered or changed in whole or in part for modifications and ordinary maintenance to the assets needed to provide Services and any other matters of a short-term nature (the “Service Suspensions”). Select shall consider in good faith the impact of any such Service Suspensions on Concentra (and its Affiliates) and shall cooperate with Concentra in good faith to minimize any adverse consequences to Concentra (and its Affiliates) resulting from such Service Suspensions. Except in emergency situations, Select shall notify Concentra as promptly as practicable before any Service Suspension. In the event that a particular Service Fee is based on the duration of time for which Select provides the applicable suspended Service, Select shall reduce the charges related to such suspended Services on a pro rata basis based on the number of days such Services are suspended; provided that no Service Fee shall be reduced in such manner if the applicable Service Suspension lasts for less than 5 consecutive days.

Section 5.02.         Governmental Suspension. If any applicable Law, order or decree shall prevent or limit Select or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event Select shall not be required to provide (or arrange for the provision of), and Concentra shall not be required to pay for, the relevant Service to the extent so limited, restricted or regulated. Select shall give Concentra prompt notice of any such event, and thereafter the parties shall cooperate in good faith to minimize any adverse consequences to Concentra (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. Select shall perform such mutually satisfactory alternative arrangement and Concentra shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.

Section 5.03.         Additional Facilities Required by Law. If any applicable Law, order or decree shall require Select or any of its Service Providers to modify its facilities or equipment or to obtain additional facilities or equipment, Select shall not be required to provide (or arrange for the provision of), and Concentra shall not be required to pay for, the relevant Services to the extent such Services are affected by the matters in this Section 5.03, unless the parties agree on the allocation of the costs of such required modifications.

Section 5.04.         Information Technology Systems.

(a)    Security. Each of Select and Concentra shall, and shall cause its Affiliates (and, with respect to Select, its Service Providers) and its and their personnel to: (i) not attempt to obtain access to, use or interfere with any information technology systems of the other party or its Affiliates, or any confidential or competitively sensitive information owned, used or processed by the other party or its Affiliates, except to the extent reasonably necessary to do so to provide or receive the Services, as applicable; (ii) maintain reasonable security measures to protect the information technology systems of the other party and its Affiliates to which it has access pursuant to this Agreement from access by unauthorized third parties; (iii) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of the other party or its Affiliates; (iv) comply with the other party’s and its Affiliates’ then-current bona fide information technology security policies and procedures; (v) access and use only those information technology systems of the other party or its Affiliates, and only such data and information within such systems, to which it has been granted the right to access and use; and (vi) to the extent any data or information of the other party is mistakenly or wrongfully accessed by it, promptly terminate such access and promptly delete any such data or information mistakenly or wrongfully downloaded.

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(b)    Notice of Breach. Each of Select and Concentra shall immediately notify the other party of any confirmed misuse, disclosure or loss of, or inability to account for, any confidential or competitively sensitive information and any confirmed unauthorized access to the first party’s facilities, systems or network, and such first party shall investigate such confirmed security incidents and reasonably cooperate with the other party’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident.

(c)    Special Protections. If, to provide any Services hereunder, Select reasonably determines that it is reasonably necessary or advisable to take any steps to implement special information technology connections or firewalls, the costs of taking such steps shall be borne by Concentra.

(d)    Concentra-Requested Modifications. If Concentra requests that Select modify its information technology systems or infrastructure to accommodate Select’s provision of Services and Select in its reasonable discretion determines that such modifications are reasonably necessary or advisable, Concentra shall reimburse Select for any and all fees and costs related to such modifications, as agreed upon by the parties pursuant to a statement of work.

(e)    Software. Each of Select and Concentra acknowledge that it may be necessary for each of them to make proprietary and/or third party software available to the other in the course and for the purpose of providing or receiving Services. Each of Select and Concentra shall comply with the license restrictions applicable to any and all proprietary or third party software made available to such party by the other party in the course of the provision or receipt of the Services hereunder.

ARTICLE VI

Concentra’s Operations

If Concentra modifies the operation of the Concentra Business or the facilities of the Concentra Business or conducts any other operations or activities or constructs any other facilities during the term of this Agreement, and such modified operations, facilities or activities would materially affect or interfere with the Services provided to Concentra hereunder by Select, then unless the parties otherwise agree, Select shall not be required to provide (or arrange for the provision of), and Concentra shall not be required to pay for, the relevant Services to the extent affected by such modifications. If the parties agree that Select shall provide the relevant Services to such modified operations of the Concentra Business, Concentra shall reimburse Select for any and all agreed upon fees and costs of providing such Services as a result thereof.

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ARTICLE VII

Confidentiality, Data and Data Protection.

Section 7.01.         Confidentiality; Privileged Information. All confidential or proprietary information given to one party by the other party, or otherwise acquired by such party in connection with this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products or personnel of such other party or any of its Affiliates, information regarding its sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement, shall be treated in accordance with Section 7.08 of the Separation Agreement, as if such information were “Information” thereunder.

Section 7.02.         Ownership and Use of Intellectual Property. For the avoidance of doubt, Select and its Affiliates, on the one hand, and Concentra and its Affiliates, on the other hand, retain all rights, title and interest in, to and under their respective Intellectual Property, as allocated under the Separation Agreement and the Ancillary Agreements.

Section 7.03 Business Associate Agreement. The parties hereto acknowledge and agree that, at or before the Distribution Date, Select will be providing services to Concentra as a business associate of the Concentra, as defined by the Health Insurance Portability and Accountability Act of 1996 and regulations adopted pursuant thereto, the Genetic Information Nondiscrimination Act of 2008, and the Health Information Technology for Economic and Clinical Health Act of 2009 and regulations adopted pursuant thereto (including, without limitation, the Privacy, Security, Enforcement and Breach Notification Rules effective March 26, 2013 pursuant to a final Omnibus Rule published by U.S. Department of Health and Human Services (78 CFR 5566)) (collectively, “HIPAA”). To deliver Services under this Agreement, Select may require access to Protected Health Information (“PHI”). PHI as used herein shall mean and be limited to “protected health information” (as such term is defined by HIPAA) that Select creates or receives on Concentra’s behalf or receives from the Concentra pursuant to or arising out of the terms of this Agreement. All other terms used, but not otherwise defined, in this Section 7.03 shall have the same meaning as those terms in HIPAA. Accordingly, the Parties agree to execute a business associate agreement (the “Business Associate Agreement”), in the form attached hereto as Exhibit C.

ARTICLE VIII

Documentation of Authority; Assistance

Section 8.01.         Concentra Assistance. The timely completion of Services by Select, its Affiliates or its Service Providers may depend upon the provision of certain materials and information and/or the taking of certain actions by Concentra, and Select shall not be responsible for the failure of it, its Affiliates or its Service Providers to provide Services to the extent that such failure results from the failure of Concentra to provide such materials or information or take such actions. Concentra shall provide to Select, its Affiliates or its Service Providers, as applicable, (a) information reasonably necessary to the performance of the Services by Select, its Affiliates or its Service Providers hereunder, (b) any necessary specific written authorizations and consents, (c) reasonable access to Concentra’s books and records necessary in Select’s reasonable opinion for the performance of the Services by Select, its Affiliates or its Service Providers hereunder and (d) reasonable access to and cooperation from employees of the Concentra Business involved in providing the applicable Service prior to the Separation Date. Concentra will execute such documents evidencing the authority for Select, its Affiliates and its Service Providers to represent Concentra and its Affiliates as may be reasonably necessary to the performance of the Services hereunder. In the event that, in order to provide any of the Services, Select reasonably requires additional resources or personnel of the Concentra Business and requests access thereto or use thereof, Concentra shall, and shall cause its Affiliates to, use commercially reasonable efforts to make such additional resources or personnel available to Select for such purpose at no cost to Select (other than to the extent any such costs are already included in the Service Fee for such Service).

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Section 8.02.         Documents and Forms. Except as otherwise agreed in connection with the provision of the Services or as required by applicable Law, Concentra acknowledges that during the period of this Agreement, documents prepared by Select will continue to be printed on Select forms.

Section 8.03.         Misdirected Receipts. In the event that, on or after the date of this Agreement, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such payments or funds shall promptly forward such payments or funds to the proper party. The parties acknowledge that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

Section 8.04.         Internal Controls and Audit Rights. Select and Concentra shall comply with the provisions of Select’s internal controls in its provision of the Services.

ARTICLE IX

Limitation of Liability and Indemnification

Section 9.01.         Limitation on Liability. (a) Select’s maximum liability (including any liability for the acts and omissions of its Affiliates or the Service Providers or its or their respective directors, officers, employees, Affiliates, agents or representatives) to, and the sole remedy of, Concentra for matters arising out of this Agreement shall be limited to the aggregate amount of the Service Fees and other payments received by Select, its Affiliates and the Service Providers under this Agreement. In no event shall Select, any of its Affiliates or any Service Provider have any liability for indirect, incidental, multiplier, special, punitive, consequential or lost profits damages, or for attorneys’ fees and costs and prejudgment interest, in each case as a result of provision of or failure to provide the Services under the terms of this Agreement, except to the extent any such damages are payable to a claimant in a third-party claim. With respect to any Liabilities arising under this Agreement, Concentra agrees that it shall only seek to recover for such Liabilities from Select, and Concentra hereby waives the right to seek recovery for such Liabilities from or equitable remedies against any Affiliate of Select, any Service Provider or any director, officer or employee of Select, any of its Affiliates or any Service Provider.

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(b)    Notwithstanding anything to the contrary contained herein, none of Select, any of its Affiliates or any Service Provider shall be liable to Concentra for any Liabilities relating to the implementation, execution or use by Concentra or any of its Affiliates of the Services provided under the terms of this Agreement, except to the extent any such Liabilities arise out of Select’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence.

Section 9.02.         Indemnification. (a)  Concentra hereby agrees to defend, indemnify and hold Select, its Affiliates and Service Providers and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities (whether resulting from a third-party or first-party claim) incurred by the aforementioned Persons and arising out of, in connection with or by reason of this Agreement or the provision of Services hereunder, except to the extent any such Liabilities arise out of Select’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence.

(b)    Select hereby agrees to defend, indemnify and hold Concentra and its Affiliates and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities incurred by the aforementioned Persons and arising out of, in connection with or by reason of Select’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence.

(c)    All claims for indemnification under this Article IX shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Sections 6.05 and 6.06 of the Separation Agreement.

Section 9.03.         Exclusivity. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement (including the Exhibits hereto). Except for actions for injunctive relief or specific performance, this Article IX provides the exclusive means by which either party may assert and remedy claims and Section 11.05 provides the exclusive means by which any party may bring actions against the other party with respect to any claims arising under this Agreement.

ARTICLE X

Force Majeure

The parties shall be relieved of their obligations hereunder (other than any payment obligations, but provided that Concentra shall be relieved, in full or in part, from any payment for Services not performed, in full or in part, during a force majeure event described in this Article X), if and to the extent that any of the following events hinder, limit or make impracticable the performance by any party of any of its obligations hereunder: war, terrorist act, riot, pandemic, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions of Governmental Authorities, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such party. The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that Select and its Service Providers shall not be required to settle a labor dispute other than as Select may determine in its sole judgment.

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ARTICLE XI

Miscellaneous

Section 11.01.       Notices. Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered in the manner and to the address of the applicable party as set forth in Section 11.05 of the Separation Agreement.

Section 11.02.       Assignment. Neither party shall assign this Agreement (including by operation of law) in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the first sentence of this Section 11.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 11.02 shall be void.

Section 11.03.       Amendments and Waivers. This Agreement may only be amended by the mutual agreement of the parties in writing executed by authorized signatories of Select and Concentra. At any time and from time to time, the parties hereto may by written agreement signed by authorized officers of Select and Concentra extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement.

Section 11.04.       Books and Records. Upon the expiration of the Agreement or upon the termination of a Service or Services with respect to which Select holds books, records, files or any other documents of Concentra, Select will return such books, records, files and any other documents of Concentra that Select has in its possession as soon as reasonably practicable.

Section 11.05.       Governing Law; Dispute Resolution.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(b)    In the event of any dispute arising under this Agreement between the parties hereto (a “Dispute”), the Lead Coordinators shall meet (by telephone, video conference or in person) no later than five Business Days after receipt of notice by a party hereto of a request for resolution of such Dispute. The Lead Coordinators shall attempt to negotiate in good faith to resolve such Dispute. If the Lead Coordinators are unable to resolve any such Dispute within ten Business Days following such meeting, either party hereto may seek to resolve such Dispute in accordance with Section 11.02 of the Separation Agreement.

Section 11.06.       Independent Contractors. Each party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither Concentra nor Select shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever. Notwithstanding the foregoing, to the extent required to provide the Services, Concentra shall execute any documents reasonably requested by Select as evidencing authority for Select and its Affiliates to represent Concentra hereunder.

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Section 11.07.       No Third Party Beneficiaries. Except to the extent expressly contemplated by Article IX of this Agreement, the provisions of this Agreement are solely for the benefit of the parties hereto and their successors and permitted assigns and are not intended to confer any rights or remedies to any Person, other than the parties and such permitted successors and permitted assigns.

Section 11.08.       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

Section 11.09.       Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

Section 11.10.       Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or by a .pdf file via email, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

Section 11.11.       Interpretation. The rules of interpretation and construction specified in Section 11.15 of the Separation Agreement shall also apply to this Agreement, mutatis mutandis.

Section 11.12.       Survival. ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE XI shall survive the termination of this Agreement in accordance with the respective terms thereof.

Section 11.13.       Entire Agreement. This Agreement, together with the Exhibits hereto, the Separation Agreement and the other Ancillary Agreements, constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof. Each of the parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Separation Agreement.

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Section 11.14.       Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to any express limitations in this Agreement, each of Select and Concentra shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to implement and give effect to this Agreement.

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[THE NEXT PAGE FOLLOWING IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELECT MEDICAL CORPORATION:		CONCENTRA GROUP HOLDINGS PARENT, INC.:

By:		By:
	Name:		Name:
	Title:		Title:

LIST OF EXHIBITS

A.	Transition Services Schedule
B.	Lead Coordinators
C.	Business Associate Agreement

Exhibit A

Transition Services SCHEDULE

(See AttaChed)

2

Exhibit B

Lead Coordinators

Select:	Michael F. Malatesta

Concentra:	Matthew T. DiCanio

3

Exhibit C

BUSINESS ASSOCIATE AGREEMENT

(See AttaChed)

4